EXHIBIT 10m

FIRST AMENDED AND RESTATED RESTRICTED

STOCK UNIT AWARD AGREEMENT

THIS FIRST AMENDED AND RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of December 29, 2020, by and between ATRION CORPORATION, a Delaware corporation (the “Company”), and EMILE A BATTAT (“Battat”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of Atrion Corporation granted an Award (as defined in the Plan) of Restricted Stock Units (“RSUs”) to Battat as of July 1, 2020; and

WHEREAS, the Company and Battat entered into an Award Agreement dated as of July 1, 2020 (the “Original Agreement”) setting forth the terms and conditions of such Award; and

WHEREAS, Plan provides that RSUs are to be settled in common stock of the Company, and the Company and Battat have agreed that such Award is to be settled in cash rather than in common stock of the Company and should be deemed to be made separate and apart from, and not pursuant to, the Plan.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. AWARD OF RESTRICTED STOCK UNITS. Effective as of the date set forth in Exhibit A attached hereto (the “Date of Grant”), the Company granted to Battat an Award in the form of Restricted Stock Units (“RSUs”) entitling Battat to receive from the Company upon lapse of restrictions and vesting, without payment, one share of Common Stock (a “Share”) for each RSU set forth on said Exhibit A, and the Company and Battat entered into the Original Agreement. The parties hereby agree that (i) the RSUs shall be deemed to have been granted separate and apart from, and not pursuant to, the Plan and (ii) the Award and the RSUs shall be governed by the terms of this Agreement.

2. EFFECT OF PLAN. Although the RSUs are deemed to be granted separate and apart from, and not pursuant to, the Plan, capitalized term used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan and are incorporated herein by reference. Battat hereby agrees that all decisions and determinations of the Board of Directors of the Corporation with respect to the matters set forth herein shall be final and binding on Battat, his beneficiaries, and any other person having or claiming an interest in the RSUs.

3. RESTRICTIONS. The restrictions under this Award shall lapse and the RSUs shall vest on the Vesting Dates set forth in Exhibit A or, if earlier, on a Change in Control. The RSUs as to which the restrictions shall not have lapsed and which are not vested shall be forfeited upon Battat’s Termination of Employment; provided, however, that if Battat’s Termination of Employment is because of Battat’s death, “retirement” (as defined below), Permanent Disability, termination of employment by the Company without “just cause” (as defined in, and in accordance with the provisions of, Battat’s Amended and Restated Employment Agreement with the Company, as amended) or by Battat for “good reason” (as defined in, and in accordance with the provisions of, Battat’s Amended and Restated Employment Agreement with the Company, as amended), then, notwithstanding the foregoing, the restrictions as to all such RSUs shall lapse, and all of such RSUs shall become one hundred percent (100%) vested on the date of Termination of Employment. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until such restrictions lapse and the RSUs vest, except as otherwise provided in Paragraph 7 below. For purposes of this Agreement, the term “retirement” shall mean the voluntary termination of employment by Battat, provided that in connection with such termination Battat represents and warrants to the Company that he intends to not be actively engaged in the workforce after such termination.

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4. RIGHTS PRIOR TO VESTING. On January 1, 2021, Battat shall be credited with dividend equivalents in the form of RSUs equal to the aggregate amount of dividends paid during the period beginning on the Date of Grant and ending on December 31, 2020 on the number of outstanding shares of Common Stock that equals the number of RSUs credited to Battat on each date such dividends were paid divided by the closing market price for the Common Stock on such dividend payment dates. On each Vesting Date set forth on Exhibit A, Battat shall be credited with dividend equivalents in the form of cash equal to the aggregate amount of dividends paid during the period beginning on the immediately preceding Vesting Date and ending on such Vesting Date on the number of outstanding shares of Common Stock that equals the number of RSUs credited to Battat on each date such dividends were paid; provided, however, that with respect to the first Vesting Date set forth on Exhibit A the period shall begin on January 1, 2021 and shall end on such first Vesting Date. The RSUs and cash credited to Battat as a result of dividends paid by the Company with respect to the Common Stock shall be subject to the restrictions and forfeiture provisions set forth in Paragraph 3 above. The RSUs and cash credited as dividend equivalents as a result of dividends paid by the Company with respect to the Common Stock shall be delivered or paid to Battat in accordance with Paragraph 5 below.

5. SETTLEMENT OF RSUs. Vested RSUs shall be settled by a cash payment for each such RSU in an amount equal to the Fair Market Value of a share of Common Stock on the day immediately preceding the Vesting Date set forth in Exhibit A, such payment to be made as soon as administratively practicable following the vesting of the applicable RSUs and, in any event, no later than March 15th of the calendar year following the year in which the applicable RSUs vest. Each such payment shall be accompanied by a payment of the cash accrued as dividend equivalents with respect to the RSUs then vested.

6. SECURITIES LAW RESTRICTIONS. Acceptance of this Agreement shall be deemed to constitute Battat’s acknowledgement that the RSUs shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.

7. TRANSFER. Battat may transfer the RSUs to family members or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws; provided that Battat receives no consideration for the transfer of such RSUs and the transferred RSUs shall continue to be subject to the same terms, conditions, and restrictions as were applicable to such Award immediately before the transfer and such RSUs shall vest according to the same terms as applied to Battat. The RSUs may also be assigned or transferred by will or the laws of descent and distribution.

8. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor this Agreement shall give Battat the right to continued employment by the Company or shall adversely affect the right of the Company to terminate Battat’s employment with or without cause at any time.

9. TAX WITHHOLDING.

(a) Regardless of any action the Company or any Subsidiary employing Battat takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Award, Battat hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Battat is and remains the responsibility of Battat. Further, if Battat has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Battat acknowledges that the Company or any Subsidiary employing the Battat may be required to withhold or account for Tax Items in more than one jurisdiction.

(b) Battat acknowledges and agrees that the Company and any Subsidiary employing Battat: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the award or vesting of the RSUs, the delivery of the Shares upon vesting and conversion or the subsequent sale of Shares acquired upon vesting and conversion; and (ii) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Battat’s liability for Tax Items.

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(c) Prior to vesting and conversion of the RSUs, Battat must pay or make adequate arrangements satisfactory to the Company or any Subsidiary employing Battat to satisfy all withholding obligations for Tax Items of the Company or any Subsidiary employing Battat arising from vesting and conversion of the RSUs. In this regard, in lieu of all or any part of a cash payment, Battat may elect to satisfy all or part of the withholding obligations for Tax Items by delivering shares of Common Stock owned by Battat, duly endorsed for transfer, to the Company with a Fair Market Value equal to the amount of the withholding obligations to be satisfied in such manner. The Company or any Subsidiary employing Battat will remit the total amount paid or withheld for Tax Items to the appropriate tax authorities.

10. SECTION 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes and penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided hereunder comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Battat on account of non-compliance with Section 409A of the Code.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, legal representatives, heirs, and successors in interest.

13. COUNTERPART EXECUTION. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Company and Battat have executed and delivered this Agreement as of the day and year first written above.

ATRION CORPORATION

By:	/s/ David A. Battat
Name:	David A. Battat
Title:	President & CEO

/s/ Emile A Battat
Emile A Battat

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EXHIBIT A

TO

AWARD AGREEMENT

1.	Date of Grant: July 1, 2020

2.	Number of Restricted Stock Units: 1,545.84*

3.	Form of Settlement: Cash

4.	Vesting Schedule:

Percentage of Grant	Vesting Dates**
20%	July 1, 2021
20%	July 1, 2022
20%	July 1, 2023
20%	July 1, 2024
20%	July 1, 2025

* Subject to adjustment as provided in Paragraph 4 of the Agreement.

** Subject to the provisions of Paragraph 3 of the Agreement.

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